TRI-PARTY AGREEMENT FOR DISTRIBUTION SERVICES

THIS AGREEMENT, effective as of July 1, 2014, is made between The MP63 Fund, Inc. (the “Fund”), a Maryland Corporation, The Moneypaper Advisor, Inc., the Registered Investment Advisor (the “RIA”) a New York Corporation, and Arbor Court Capital, LLC (“ACC”), a limited liability corporation organized and existing under the laws of the State of Ohio.

WHEREAS the Fund is registered under the Investment Company Act of 1940, as amended (“1940 Act”), as an open-end management investment company, and has registered one or more distinct series of shares of beneficial interest (“Shares”) for sale to the public under the Securities Act of 1933, as amended (“1933”), and has qualified its shares for sale to the public under various state securities laws; and

WHEREAS the Fund desires to retain ACC as principal underwriter in connection with the offering and sale of the Shares of each series listed on Schedule A (as amended from time to time) to this Agreement; and

WHEREAS this Agreement has been approved by a vote of the Fund’s board of trustees or directors (“Board”) and its disinterested trustees/directors in conformity with Section 15(c) under the 1940 Act; and

WHEREAS ACC is willing to act as principal underwriter for the Fund on the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, it is agreed between the parties hereto as follows;

1.

Appointment.  The Fund hereby appoints ACC as its agent to be the principal underwriter so as to hold itself out as available to receive and accept orders for the purchase and redemption of the Shares on behalf of the Fund, subject to the terms and for the period set forth in this Agreement. ACC hereby accepts such appointment and agrees to act hereunder.  The Fund understands that any solicitation activities conducted on behalf of the Fund will be conducted primarily, if not exclusively, by employees of the Fund’s sponsor who shall become registered representatives of ACC or whose broker dealer will establish dealer agreements with ACC in its capacity as distributor. ACC acknowledges that the Fund may hire third party marketers (“TPM”) to assist with the gathering of assets.  The TPM(s) or their broker dealer will enter into a dealer agreements with ACC only to the extent the TPM will be receiving 12b-1 fees.

2.

Services and Duties of ACC.

(1)

ACC agrees to sell Shares on a best efforts basis from time to time during the term of this Agreement as agent for the Fund and upon the terms described in the Registration Statement.  As used in this Agreement, the term “Registration Statement” shall mean the currently effective registration statement of the Fund, and any supplements thereto, under the 1933 Act and the 1940 Act.

(2)

ACC will hold itself available to receive purchase and redemption orders satisfactory to ACC for Shares and will accept such orders on behalf of the Fund.  Such purchase orders shall be deemed effective at the time and in the manner set forth in the Registration Statement.

(3)

ACC, with the operational assistance of the Fund’s transfer agent, shall make Shares available through the National Securities Clearing Corporation’s Fund/SERV System.

(4)

ACC shall provide to investors and potential investors only such information regarding the Fund as the Fund shall provide or approve.  ACC shall review and file all proposed advertisements and sales literature with appropriate regulators and consults with the Fund regarding any comments provided by regulators with respect to such materials.

(5)

The offering price of the Shares shall be the price determined in accordance with, and in the manner set forth in, the most current Prospectus.  The Fund or its transfer agent shall make available to ACC a statement of each computation of net asset value and the details of entering into such computation.

(6)

ACC agrees to act as agent for the Fund to receive and transmit promptly to the Fund’s transfer agent shareholder requests for redemption of Shares.

(7)

ACC shall not be obligated to sell any certain number of shares.

(8)

ACC shall prepare reports for the Fund’s board regarding its activities under this Agreement as from time to time shall be reasonably requested by the Board.

(9)

In its capacity as distributor of the Shares, all activities of ACC and its partners, agents, and employees shall comply with all applicable laws, rules and regulations, including without limitation, the 1940 Act, all application rules and regulations promulgated by the SEC thereunder, and all applicable rules and regulations adopted by any securities association registered under the Securities Exchange Act of 1934.

(10)

Whenever in their judgment such action is warranted by unusual market, economic or political conditions or by abnormal circumstances of any kind, the Fund’s officers may upon reasonable notice instruct ACC to decline to accept any orders for or make any sales of the Shares until such time as those officers deem it advisable to accept such orders and to make such sales.

3.

Duties of the Fund.

(1)

The Fund shall keep ACC fully informed of its affairs that impact this Agreement and shall provide to ACC from time to time copies of all information, financial statements, and other papers that ACC may reasonably request for use in connection with the distribution of Shares, including, without limitation, certified copies of any financial statements prepared for the Fund by its independent public accountant and such reasonable number of copies if the most current Prospectus, Statement of Additional Information (“SAI”), and annual and interim reports as ACC may request, and the Fund shall fully cooperate in the efforts of ACC to sell and arrange for the sale of Shares.

(2)

The Fund shall maintain a currently effective Registration Statement on Form N-1A with the Securities and Exchange Commission (the “SEC”), maintain qualification with applicable states and file such reports and other documents as may be required under applicable federal and state laws.  The Fund shall notify ACC in writing of the states in which the Shares may be sold and shall notify ACC in writing of any changes to such information.  The Fund shall bear all expenses related to preparing and typesetting such Prospectuses, SAI and other materials required by law and such other expenses, including printing and mailing expenses, related to the Fund’s communication with persons who are shareholders.

(3)

The Fund and/or the RIA shall not use any advertisements or other sales materials that have not been (i) submitted to ACC for its review and approval, and (ii) filed with the appropriate regulators.

(4)

The Fund represents and warrants that its Registration Statement and any advertisements and sales literature (excluding statements relating to ACC and the services it provides that are based upon written information furnished by ACC expressly for inclusion therein) of the Fund shall not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and that all statements or information furnished to ACC, pursuant to Section 3 hereof, shall be true and correct in all material respects.

4.

Other Broker-Dealers.  ACC in its discretion may enter into agreements to sell Shares to such registered and qualified retail dealers, as reasonably requested by the Fund and or the RIA.  In making agreements with such dealers, ACC shall act only as principal and not as agent for the Fund.  The form of any such dealer agreement shall be mutually agreed upon and approved by the Fund and/or RIA and ACC.

5.

Withdrawal of Offering.  The Fund reserves the right at any time to withdraw all offerings of any or all Shares by written notice to ACC at its principal office.  No Shares shall be offered by either ACC or the Fund under any provisions of this Agreement and no orders for the purchase or sale of Shares hereunder shall be accepted by the Fund if and so long as effectiveness of the Registration Statement then in effect or any necessary amendments thereto shall be suspended under any provisions of the 1933 Act, or if and so long as a current prospectus as required by Section 5(b)(2) of the 1933 Act is not on file with the SEC.

6.

Services Not Exclusive.  The services furnished by ACC hereunder are not to be deemed exclusive and ACC shall be free to furnish similar services to others so long as its services under this Agreement are not impaired thereby.  The Fund reserves the right to (i) sell Shares to investors on applications received and accepted by the Fund; (ii) issue Shares in connection with a merger, consolidation or recapitalization of the Fund; or (iii) issue additional Shares to shareholders.

7.

Expenses of the Fund.  The Trust shall bear all costs and expenses of registering the Shares with the SEC and state and other regulatory bodies, and shall assume expenses related to communications with shareholders of the Fund including, but not limited to, (i)fees and disbursements of its counsel and independent public accountant;(ii) the preparation and mailing of annual and interim reports, Prospectuses, SAIs, and proxy materials to shareholders; (iii) such other expenses related to the communications with persons who are shareholders of the Fund; and (iv) the qualifications of Shares for sale under the securities laws of such jurisdictions as shall be selected by the Fund, and the costs and expenses payable to each such jurisdiction for continuing qualification therein.  In addition, the Fund shall bear all costs of preparing, printing, mailing and filing any advertisements and sales literature. ACC does not assume responsibility for any expenses not assumed hereunder.

8.

Compensation.  As compensation for the services performed and the expenses assumed by ACC under this Agreement, the Fund and/or the RIA will pay to ACC, as promptly as possible after receipt of a monthly or quarterly invoice, a fee for services as set forth in Schedule B to this Agreement.

Initial __________ For the RIA

Initial __________ For the Fund

9.

Status of ACC. ACC is an independent contractor and shall be agent of the Fund only with respect to the sale and redemption of Shares.

10.

Indemnification.

a.

The Fund agrees to indemnify, defend, and hold ACC, its officers and directors, and any person who controls ACC within the meaning of Section 15 of 1933 Act (“ACC entities”), free and harmless from and against any and all claims, demands, liabilities and expenses (including the cost of investigation or defending such claims, demands or liabilities and any counsel fees incurred in connection therewith) that ACC its officers, directors, or any such controlling person may incur under the 1933 Act, or under common law or otherwise, arising out of or based upon any (i) untrue statement of a material fact contained in the Registration Statement, Prospectus, SAI or sales literature, (ii) omission to state a material fact required to be stated in the either thereof or necessary to make the statements therein not misleading, or (iii) failure by the Fund to comply with the terms of the Agreement; provided, that in no event shall anything contained herein be so construed as to protect ACC against any liability to the Fund or its shareholders to which ACC would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations under this Agreement.

b.

The Fund shall not be liable to ACC or ACC entities under this Agreement with respect to any claim made against ACC or any person indemnified unless ACC or other such person shall have notified the Fund in writing of the claim within 10 days of such receipt after the summons or other first written notification giving information of the nature of the claim shall have been served upon ACC or such other person (or after ACC or the person shall have received notice of service on any designated agent.)  However, failure to notify the Fund of any claim shall not relieve the Fund from any liability that it may have to ACC or any other person against whom such action is brought otherwise than on account of this Agreement.

c.

The Fund shall be entitled to participate at its own expense in the defense or, if it so elects, to assume the defense of any suit brought to enforce any claims subject to this Agreement.  If the Fund elects to assume the defense of any such claim, the defense shall be conducted by counsel chosen by the Fund and satisfactory to indemnified defendants in the suit whose approval shall not be unreasonably withheld.  In the event that the Fund elects to assume the defense of any suit and retain counsel, the indemnified defendants shall bear the fees and expenses of any additional counsel retained by them.  If the Fund does not elect to assume the defense of a suit, it will reimburse the indemnified defendants for the reasonable fees and expenses of any counsel retained by the indemnified defendants.  The Fund agrees to promptly notify ACC of the commencement of any litigation or proceedings against it or any its officers, directors or trustees in connection with issuance or sale of any of its Shares.

d.

ACC agrees to indemnify, defend, and hold the Fund, its officers and trustees, and any person who controls the Fund within the meaning of Section 15 of the 1933 Act, free and harmless from and against any and all claims, demands, liabilities, and expenses (including the cost of investigation or defending against such claims, demands, liabilities and any counsel fees incurred in connection therewith) that the Fund, its trustees or officers, or any such controlling person may incur under the 1933 Act, or under common law or otherwise, resulting from ACC’s willful misfeasance, bad faith or gross negligence in the performance of its obligations and duties under this Agreement, or arising out of or based upon any untrue statement of a material fact contained in information furnished in writing by ACC to the Fund for use in the Registration Statement, Prospectus or SAI arising out of or based upon any omission to state a material fact in connection with such information required to be stated in either thereof or necessary to make such information not misleading.

e.

ACC shall be entitled to participate, at its own expense, in the defense or, if it so elects, to assume the defense of any suit brought to enforce the claim, but if ACC elects to assume the defense, the defense shall be conducted by counsel chosen by ACC and satisfactory to the indemnified defendants whose approval shall not be unreasonably withheld.  In the event that ACC elects to assume the defense of any suit and retain counsel, the defendants in the suit shall bear the fees and expenses of any additional counsel retained by them.  If ACC does not elect to assume the defense of any suit, it will reimburse the indemnified defendants in the suit for the reasonable fees and expenses of any counsel retained by them.  ACC agrees to promptly notify the Fund of the commencement of any litigation or proceedings against it or any of its officers or directors in connection with issuance or sale of any of the shares.

11.

Duration and Termination.

a.

This Agreement shall become effective on the date first written above or such later date as indicated in Schedule A and, unless sooner terminated by as provided herein, will continue in effect for one year from the above written date.  Thereafter, if not terminated, this Agreement shall continue in effect for successive annual periods, provided that such continuance is specifically approved at least annually (i) by a vote of a majority of the Fund’s Board who are neither interested persons (as defined in the 1940 Act) of the Fund (“Independent trustees/directors”) or of ACC, cast in person at a meeting called for the purpose of voting on such approval, and (ii) by the Board or by vote of a majority of the outstanding voting securities of the Fund.

b.

Notwithstanding the foregoing, this Agreement may be terminated in its entirety at any time after one year, without the payment of any penalty, by vote of the Board, by vote of a majority of the Independent trustees/directors, or by vote of a majority of the outstanding voting securities of the Fund on sixty days’ written notice to ACC, or by ACC at any time, without the payment of any penalty, on sixty days written notice by ACC to the Fund.  This Agreement will automatically terminate in the event of its assignment.

12.

Privacy.  Nonpublic personal financial information relating to consumers or customers of the Fund provided by, or at the direction of, the Fund and or the RIA to ACC, or collected or retained by ACC to perform its duties as distributor, shall be considered confidential information. ACC shall not disclose or otherwise use any nonpublic personal financial information relating to present or former shareholders of the Fund other than for the purposes for which that information was disclosed to ACC, including use under an exception in Rules 13, 14 or 15 of the Securities and Exchange Commission Regulation S-P in the ordinary course of business to carry out those purposes.  ACC shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of, records and information relating to consumers and customers of the Fund.  The Fund represents to ACC that it has adopted a statement of its privacy policies and practices as required by Securities and Exchange Commission Regulation S-P and agrees to provide ACC with a copy of that statement annually.

13.

Anti-Money Laundering Compliance.  Each of ACC, the Fund and the RIA acknowledges that it is a financial institution subject to the USA Patriot Act of 2001 and the Bank Secrecy Act (collectively, the "AML Acts"), which require, among other things, that financial institutions adopt compliance programs to guard against money laundering.  Each represents and warrants to the other that it is in compliance with and will continue to comply with the AML Acts and applicable regulations in all relevant respects.

ACC shall include specific contractual provisions regarding anti-money laundering compliance obligations in agreements entered into by it with any dealer that is authorized to effect transactions in Shares.

Each of ACC and the Fund agree that it will take such further steps, and cooperate with the other as may be reasonably necessary, to facilitate compliance with the AML Acts, including but not limited to the provision of copies of its written procedures, policies and controls related thereto (“AML Operations”).  ACC undertakes that it will grant to the Fund, the Fund’s anti-money laundering compliance officer and regulatory agencies, reasonable access to copies of its AML Operations, books and records pertaining to the Fund only.  It is expressly understood and agreed that the Fund and the Fund’s compliance officer shall have no access to any of ACC’s AML Operations, books or records pertaining to other clients of ACC.

14.

Confidentiality.  During the term of this Agreement, ACC and the Fund and RIA may have access to confidential information relating to such matters as either party’s business, trade secrets, systems, procedures, manuals, products, contracts, personnel, and clients.  As used in this Agreement, "Confidential Information" means information belonging to ACC or the Fund or the RIA which is of value to such party and the disclosure of which could result in a competitive or other disadvantage to either party, including, without limitation, financial information, business practices and policies, know-how, trade secrets, market or sales information or plans, customer lists, business plans, and all provisions of this Agreement.  Confidential Information includes information developed by either party in the course of engaging in the activities provided for in this Agreement, unless: (i) the information is or becomes publicly known without breach of this Agreement, (ii) the information is disclosed to the other party by a third party not under an obligation of confidentiality to the party whose Confidential Information is at issue of which the party receiving the information should reasonably be aware, or (iii) the information is independently developed by a party without reference to the other's Confidential Information.  Each party will protect the other's Confidential Information with at least the same degree of care it uses with respect to its own Confidential Information, and will not use the other party's Confidential Information other than in connection with its duties and obligations hereunder.  Notwithstanding the foregoing, a party may disclose the other's Confidential Information if (i) required by law, regulation or legal process or if requested by any governmental agency; (ii) it is advised by counsel that it may incur liability for failure to make such disclosure; (iii) requested to by the other party; provided that in the event of (i) or (ii) the disclosing party shall give the other party reasonable prior notice of such disclosure to the extent reasonably practicably and cooperate with the other party (at such other party's expense) in any efforts to prevent such disclosure.

15.

Amendment of this Agreement.  No provision of this Agreement may be changed, waived, discharged, or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge, or termination is sought. This Agreement may be amended with the approval of the Board or of a majority of the outstanding voting securities of the Fund; provided, that in either case, such amendment also shall be approved by a majority of the Independent trustees/directors and the RIA provided, that in either case, such amendment also shall be approved by an authorized representative of the RIA.

16.

Limitation of Liability.  The Board and shareholders of the Fund shall not be personally liable for obligations of the Fund in connection with this Agreement.

17.

Notices.  Any notice provided hereunder shall be sufficiently given when sent by registered or certified mail to the party required to be served with such notice at the following address: if to the Fund, The MP63 Fund, Inc., 111 Pleasant Ridge Road, Harrison, NY 10528 Attn: Vita Nelson; if to the RIA, The Moneypaper Advisor, Inc., 111 Pleasant Ridge Road, Harrison, NY 10528 Attn: Vita Nelson;  and if to ACC, One Chagrin Highlands, 2000 Auburn Drive, Suite 120, Cleveland, Ohio 44122, Attn: Gregory Getts, with a copy to such other address as such party may from time to time specify in writing to the other party pursuant to this Section.

18.

Miscellaneous.  The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.  If any provision of this Agreement shall be held or made invalid by a court decision, statue, rule, or otherwise, the remainder of this Agreement shall not be affected thereby.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors.  As used in this Agreement, the terms “majority of the outstanding voting securities”, “interested person”, and “assignment” shall have the same meaning as such terms have in the 1940 Act.

19.

Arbitration.  You hereby agree to settle by arbitration any controversy between you and ACC, or its affiliates, or its or their respective officers, directors, employees or agents which controversy arises out of this Agreement between you and ACC or which relates to any Client’s Account, Client authorizations, Account transactions, or in any way arising out of your relationship to your Clients or to ACC.  Such arbitration will be conducted by, and according to the securities arbitration rules then in effect of, the American Arbitration Association, FINRA, the New York Stock Exchange or any other U.S.-based national securities exchange registered with the Securities and Exchange Commission. Arbitration may be initiated by serving or mailing a written notice.  The notice must specify which forum will hear the arbitration.  This specification will be binding on both parties.  Any award the arbitrator makes will be final, and judgment on it may be entered in any court having jurisdiction.

20.

Governing Law.  This Agreement shall be construed in accordance with the laws of the State of Ohio and the 1940 Act.  To the extent that the applicable laws of the State of Ohio conflict with the applicable provisions of the 1940 Act, the latter shall control.

signature page follows

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated as of the day and year first above written.

ATTEST: ATTEST: ATTEST:

The MP63 Fund, Inc.

_________________________________

By: Vita Nelson

Title:

The Moneypaper Advisor, Inc

_________________________________

By: Vita Nelson

Title:

Arbor Court Capital, LLC

_________________________________

By: Christopher R. Barone

Title: President

SCHEDULE A

to the

DISTRIBUTION AGREEMENT

among and between

The MP63 Fund, Inc., The Moneypaper Advisor, Inc.  and Arbor Court Capital

Pursuant to Section 1 of the Distribution Agreement among The MP63 Fund (the “Fund”), The Moneypaper Advisor, Inc., and Arbor Court Capital (“ACC”), the Fund hereby appoints ACC as its principal underwriter.

For the Fund

For the RIA

Dated: June 25, 2014

Dated: June 25, 2014

Initial:_______________                    Initial:_______________

SCHEDULE B

to the

DISTRIBUTION AGREEMENT

between

The MP63 Fund, Inc. and Arbor Court Capital

The service fee schedule for Distribution Services provided by Arbor Court Capital (“ACC”) for The MP63 Fund, Inc. are:

•

$6,000 per annum for the first portfolio or fund; $1,500 per annum for each additional portfolio or fund with the fund family or managed by identical RIA.

•

Advertising reviews are conducted by ACC’s Chief Compliance Officer at a rate of $150/hour (Typically new marketing pieces require 1 to 3 hours to review depending on the number of changes required). Existing marketing pieces previously approved by FINRA using another distributor require an initial review but typically are acceptable by ACC along with the documentation of that previous approval. ACC advertising review fees shall not be applicable until the 13th month after the fund receives it first FINRA advertising approval.

•

$1,500 per annum per FINRA registered reps employed by the Fund wherein ACC is asked to carry the FINRA license plus the costs of email archive and review.

•

ACC reserves the right to pass-along FINRA assessments, State Registration Fees, or fees invoiced to ACC as a result of platform, dealer, or registered representative relationships required by Fund and/or the RIA. Fees for NSCC Fund/SERV processing will also pass through and be invoiced to the Trust/RIA.

•

All fees are payable on a monthly basis. ACC reserves the right to invoice quarterly.

For the Fund

For the RIA

Dated: June 25, 2014

Dated: June 25, 2014

Initial:_______________

Initial:_______________